RENTAL AGREEMENT

Date: January 12, 2014

Agreement between Yaakov Fulda, Owner, and Pocket Games, Inc. Tenant, for 500 square feet located at 305 Forest Ave, Woodmere, NY, 11598 (the “Premises”).

Tenant has occupied the Premises since October 10, 2013, and has accrued rent of $500 per month since such time. Tenant occupies the Premises on a month-to-month basis for $500 per month. Rent shall accrue until June 1, 2014, and on such date, the Tenant shall pay owner the sum of $500 per month for all months from October 10, 2013, until the date in which it vacates the premises.

Tenant will give 15 days' notice in writing before they vacate the Premises and will be responsible for paying rent through the end of this notice period or until another tenant approved by the Owner(s) has moved in, whichever comes first. Owners may request Tenant to vacate the Premises upon providing Tenant with 15 days’ notice prior to the date that Tenant is requested to vacate.

TENANTS AGREE TO THE FOLLOWING:

1) to accept the dwelling "as is," having already inspected it.

2) to keep yards and garbage areas clean.

3) to keep from making loud noises and disturbances and to play music and broadcast programs at all times so as not to disturb other people's peace and quiet.

4) not to paint the dwelling without first getting Owner(s) written permission.

5) to park motor vehicles in the assigned space and to keep that space clean of oil drippings and grease.

6) not to repair motor vehicle on the premises (unless it is in an enclosed garage) if such repairs will take longer than a day.

7) to allow Owner(s) to inspect the dwelling, work on it, or show it to prospective tenants at any and all reasonable times.

8) not to keep any liquid-filled furniture in this dwelling.

9) to pay rent by check or money order made out to the Owner(s) (returned checks will have applicable late payment fees).

10) to pay for repairs of all damage, they or their guests have caused.

11) to pay for any windows broken in the dwelling while they live there.

Violation of any part of this Agreement or nonpayment of rent when due shall be cause for eviction under applicable code sections. The prevailing party (shall/shall not) recover reasonable legal service fees involved.

Tenants hereby acknowledge that they have read this Agreement, understand it, agree to it, and have been given a copy.

Owner: /s/ Yaakov Fulda                                Tenant: Pocket Games Inc

By: _____________________________ Tenant: /s/ David Lovatt